Exhibit 99.1

ACHILLION REPORTS FIRST QUARTER 2011 FINANCIAL RESULTS

NEW HAVEN, Conn. (May 4, 2011) – Achillion Pharmaceuticals, Inc. (Nasdaq: ACHN), a leader in the discovery and development of small molecule drugs to combat the most challenging infectious diseases, today reported financial results for the three months ended March 31, 2011. For the first quarter of 2011, the Company reported a net loss of $10.1 million or $0.17 per share, compared with a net loss of $5.6 million or $0.16 per share for the first quarter of 2010. Cash, cash equivalents and marketable securities as of March 31, 2011 were $46.4 million.

“Achillion achieved a number of significant pipeline milestones during the early part of 2011, including the release of robust RVR results for ACH-1625 and the recent submission of two IND applications that pave the way for the start of clinical trials with ACH-2684, our pan-genotypic protease inhibitor, and for ACH-2928, the most advanced candidate from our NS5A development program,” commented Michael D. Kishbauch, President and Chief Executive Officer of Achillion.

“Over the next several months, Achillion plans to achieve a number of significant milestones in the development of our HCV pipeline, including 12-week cEVR results with ACH-1625 and proof-of-concept results from the upcoming Phase 1 trials evaluating ACH-2684 and ACH-2928,” commented Dr. Elizabeth Olek, Vice President of Clinical Development and Chief Medical Officer. “Furthermore, we are tailoring our HCV program to leverage the unique strengths of our protease inhibitors by targeting underserved HCV populations, highlighted by the planned Phase 1b investigation of ACH-2684 against genotype 3, as well as genotype 1, HCV-infected patients.”

First Quarter Results

For the first quarter of 2011, the Company reported a net loss of $10.1 million, or $0.17 per share, compared with a net loss of $5.6 million, or $0.16 per share for the first quarter of 2010. Cash, cash equivalents and marketable securities as of March 31, 2010 were $46.4 million.

Revenue for the three months ended March 31, 2011 was $65,000, compared with revenue of $74,000 for the three months ended March 31, 2010. Revenue in both periods consisted primarily of reimbursed costs under the Company’s collaboration with Gilead Sciences, Inc.

Research and development expenses were $8.0 million in the first quarter of 2011, compared with $4.0 million for the same period of 2010. Research and development expenses were primarily related to costs incurred from the ongoing Phase 2 clinical trial with ACH-1625 and preparations to advance the Company’s two additional HCV compounds, ACH-2684 and ACH-2928, into clinical trials during the first half of 2011. As the Company continues to advance its three HCV compounds in the clinic, it expects that research and development expenses will remain consistent with first quarter levels during the remaining quarters of 2011.

For the three months ended March 31, 2010, general and administrative expenses totaled $2.2 million, increased slightly from $1.7 million for the same period in 2010.

About HCV

The hepatitis C virus is the most common cause of viral hepatitis, which is an inflammation of the liver. It is currently estimated that more than 170 million people are infected with HCV worldwide and The American Association of Liver Disease estimates that up to 80% of individuals become chronically infected following exposure to the virus. If left untreated, chronic hepatitis can lead to permanent liver damage, which can result in the development of liver cancer, liver failure or death. Few therapeutic options currently exist for the treatment of HCV infection. The current standard of care is limited by its specificity for certain types of HCV, significant side-effect profile, and injectable route of administration.

About Achillion Pharmaceuticals

Achillion is an innovative pharmaceutical company dedicated to bringing important new treatments to patients with infectious disease. Achillion’s proven discovery and development teams have advanced multiple product candidates with novel mechanisms of action. Achillion is focused on solutions for the most challenging problems in infectious disease including hepatitis C and resistant bacterial infections. For more information on Achillion Pharmaceuticals, please visit www.achillion.com or call 1-203-624-7000.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks, uncertainties and other factors, including statements with respect to the potency, safety and other characteristics of ACH-1625, which may not be duplicated in future cohorts at different doses or in future clinical studies of longer duration; Achillion’s expectations regarding timing and duration of other clinical trials. Among the factors that could cause actual results to differ materially from those indicated by such forward-looking statements are: uncertainties relating to results of clinical trials, unexpected regulatory actions or delays, and Achillion’s ability to obtain additional funding required to conduct its research, development and commercialization activities. These and other risks are described in the reports filed by Achillion with the U.S. Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2010.

All forward-looking statements reflect Achillion’s expectations only as of the date of this release and should not be relied upon as reflecting Achillion’s views, expectations or beliefs at any date subsequent to the date of this release. Achillion anticipates that subsequent events and developments may cause these views, expectations and beliefs to change. However, while Achillion may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so.

Company Contact: Glenn Schulman Achillion Pharmaceuticals, Inc. Tel. (203) 624-7000 gschulman@achillion.com	Investors: Mary Kay Fenton Achillion Pharmaceuticals, Inc. Tel. (203) 624-7000 mfenton@achillion.com	Media: Christin Culotta Miller Ogilvy PR Tel. (646) 229-5178 christin.miller@ogilvypr.com

— Financial Tables Attached —

ACHILLION PHARMACEUTICALS INC. (ACHN)

Statements of Operations

(Unaudited, in thousands, except per share amounts)

	Three Months Ended March 31,
	2011	2010

Revenue	$65	$74

Operating expenses:
Research and development	7,993	3,960
General and administrative	2,223	1,667

Total operating expenses	10,216	5,627

Loss from operations	(10,151)	(5,553)

Other income (expense):
Interest income	40	10
Interest expense	(22)	(94)

Net loss	$(10,133)	$(5,637)

Net loss per share - basic and diluted	$(0.17)	$(0.16)

Weighted average shares outstanding - basic and diluted	58,389	35,576

Balance Sheets

(Unaudited, in thousands)

	March 31, 2011	December 31, 2010
Cash and cash equivalents and marketable securities	$46,412	$55,200
Working capital	42,891	52,296
Total assets	49,942	58,235
Long-term liabilities	2,489	2,489
Total liabilities	8,844	7,691
Total stockholders’ (deficit) equity	41,098	50,544